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                                                                     Exhibit 3.1


                             AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                  INFINITY PROPERTY AND CASUALTY CORPORATION

              [From form prescribed by Ohio Secretary of State]

      FIRST: Name of Corporation: Infinity Property and Casualty Corporation

      SECOND: Location: Cincinnati, Hamilton County, Ohio.

                          [Attached to prescribed form]


      Third: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 et seq. of the Ohio Revised Code.

      Fourth: The maximum number of shares which the Corporation is authorized to have outstanding is Sixty Million (60,000,000), of which:

            (i) Fifty Million (50,000,000) shares of no par value per share are to be Common Stock; and,

            (ii) Ten Million (10,000,000) shares of no par value per share are to be Preferred Stock.

      The Common Stock and Preferred Stock shall have the following respective express terms, and are created on the following terms, respectively:

                             PART Two: common STOCK

      The shares of Common Stock may be issued at any time or from time to time for such amount of lawful consideration as may be fixed by the Board of Directors.

                           PART Three: preferred STOCK

      Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments providing for the issue of any series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the Ten Million (10,000,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such amount of lawful consideration as shall be fixed from time to time by the Board of Directors. All shares of any one series of Preferred Stock shall have express terms identical with those of other shares of the same series, each series shall be given a

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distinguishing designation and all series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Clause 2 of this Part Two of Article Fourth.

      Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation ("Articles") providing for the issue in one or more series of any unissued or treasury shares of Preferred Stock, and to determine, in whole or in part, by the amendment creating each such series of Preferred Stock, the express terms of such series of Preferred Stock, which express terms may include (without limitation) the voting rights, dividend or distribution rights or entitlements, dividend or distribution rate or rates, dividend or distribution payment date or dates, redemption rights and price, sinking fund requirements, conversion or exchange rights and restrictions on issuance of shares of such series, to the fullest extent now or hereafter permitted by the laws of the State of Ohio. Notwithstanding the provisions of any other Article of these Articles, the amendment creating a series of Preferred Stock shall set forth the distinguishing designation and number of shares of such series and may include as the express terms of such series of Preferred Stock the matters set forth in the following subdivisions (a) to (i), inclusive:

            (a) The voting rights of such series (which may be full, limited or denied);

            (b) The dividend or distribution rights or entitlements of such series (which may be in preference to, on a parity with or junior to the dividend or distribution rights or entitlements of shares of any one (1) or more other series of Preferred Stock);

            (c) The dividend or distribution rate or rates of such series (which may be an adjustable or variable rate, which may be cumulative or non-cumulative, which may or may not have further participation rights);

            (d) The dividend or distribution payment date or dates of such series;

            (e) The price or prices at which shares of such series may be redeemed;

            (f) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

            (g) The liquidation rights, preferences and price of such series;

            (h) Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments, if any, of the price or rate at which such conversion or exchange may be made; and,

            (i) Whether the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend or distribution rights or entitlements, dividend or distribution rate or rates, dividend or distribution payment date or dates, redemption rights and price, sinking

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fund requirements, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article
Fourth. Any of the express terms of any series of Preferred Stock may be established as senior to or having a preference over the express terms of any other series of Preferred Stock, whether or not such other series of Preferred Stock is outstanding at the time of adoption of the amendment creating such series of Preferred Stock by the Board of Directors.

      Clause 3. Except as otherwise provided in the express terms of any series of Preferred Stock, before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption, by the Corporation or by any subsidiary of the Corporation, of Preferred Stock of any series or for the purchase, by the Corporation or by any subsidiary of the Corporation, of shares of Common Stock, the holders of Preferred Stock of each series shall be entitled to receive, if and when declared by the Board of Directors, dividends or distributions at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend or distribution payment date of, or next preceding the date of, issue thereof, payable on the payment date or dates fixed from time to time by the Board of Directors.

      Clause 4. Upon at least thirty (30) days previous notice given by mail to record holders of Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation and by publication in a newspaper of general circulation in the City of Cincinnati, Ohio, and in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, the Corporation, at its election, by action of its Board of Directors may redeem the whole of the Preferred Stock or of any series thereof or any part of any series thereof by lot or pro rata, at any time or from time to time and at the prices fixed for the redemption of such shares in accordance with the provisions of this Article Fourth (the price so fixed for any series being herein called the redemption price of such series). If the Corporation shall determine to redeem by lot less than all the shares of any series of Preferred Stock, the selection by lot of the shares of such series so to be redeemed shall be conducted by an independent bank or trust company. From and after the date fixed in such notice as the date of redemption, unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to such notice, or, if the Corporation shall so elect, from and after a date, which shall be prior to the date fixed as the date of redemption, on which the Corporation shall provide moneys for the payment of the redemption price by depositing the amount thereof in trust for the account of the holders of the Preferred Stock called for redemption with a bank or trust company doing business in the City of Cincinnati, Ohio or in the Borough of Manhattan, City and State of New York, and having capital and surplus of at least Fifty Million Dollars ($50,000,000), pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on the Preferred Stock called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price upon presentation and surrender of the respective certificates for the Preferred Stock called for redemption, shall cease and terminate. Without limiting the generality of Article Fifth hereof, the Corporation may, from time to time, purchase the whole of the Preferred Stock or any series

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thereof, or any part of any series thereof, upon the best terms reasonably obtainable. Preferred Stock of any series redeemed or purchased may in the discretion of the Board of Directors be reissued, at any time or from time to time, as stock of the same or of a different series, or may be canceled and not reissued.

      Clause 5. Except as otherwise provided in the express terms of any series of Preferred Stock, after full dividends or distributions as aforesaid upon the Preferred Stock of all series then outstanding shall have been paid for all past dividend or distribution periods, and after or concurrently with making payment of or provision for full dividends or distributions on the Preferred Stock of all series then outstanding for the current dividend or distribution period, then and not otherwise dividends may be declared upon, or distributions may be made on, the Common Stock at such rate as the Board of Directors may determine and no holders of shares of any series of the Preferred Stock, as such, shall, except as otherwise provided in the express terms of any series of Preferred Stock, be entitled to share therein.

      Clause 6. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall, except as otherwise provided in the express terms of any series of Preferred Stock, be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid. After payment to the holders of the Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of the Preferred Stock, as such, shall, except as otherwise provided in the express terms of any series of Preferred Stock, have no right or claim to any of the remaining assets of the Corporation and the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Stock.

      Clause 7. The term "accrued dividends", whenever used herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends or distributions on the Preferred Stock of such series to date had full dividends or distributions been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends or distributions paid upon the shares of such series and the dividends or distributions deemed to have been paid as provided in Clause 3 of this Part Two of Article Fourth.

      Fifth: As authorized pursuant to the provisions of Ohio Revised Code
Section 1701.57, the Board of Directors shall be divided into two classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. Directors of the first class ("Class I Directors") shall be elected to hold office for a term expiring at the annual meeting of the Corporation's shareholders held in 2004, and Directors of the second class ("Class II Directors") shall be elected to hold office for a term expiring at the annual meeting of the Corporation's shareholders held in 2005. Thereafter, at each annual meeting of shareholders, the successors to the class of Directors whose

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term shall then expire shall be elected to hold office for a term expiring at the second succeeding annual meeting of the Corporation's shareholders after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible.

      Sixth: This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares, whether of Common Stock (subject to Clause 3 of Part Two of Article Fourth) or of Preferred Stock, at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

      Seventh: No holder of any shares of this Corporation shall have any preemptive rights to subscribe for or to purchase any shares of this Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for any security convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

      Eighth: The provisions of Ohio Revised Code Section 1701.831 or any successor provisions relating to control share acquisitions shall not be applicable to this Corporation.

      Ninth: The provisions of Ohio Revised Code Chapter 1704 or any successor provisions relating to transactions involving interested shareholders shall not be applicable to this Corporation.

      Tenth: The private property of the shareholders of the Corporation shall not be subject to the payment of debts or other obligations or liabilities of the Corporation to any extent whatever.

      Eleventh: The affirmative vote of shareholders entitled to exercise a majority of the voting power of the Corporation shall be required to amend these Articles, to approve mergers and to take any other action which by law must be approved by a specified percentage of all outstanding shares entitled to vote or of the voting power of the Corporation.